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                                                            Exhibit (n)(2)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and "Financial Information" in the Statement of Additional Information and to the use of our reports dated April 24, 2007 with respect to the financial statements of RiverSource Life Insurance Company and to the use of our report dated April 24, 2007 with respect to the financial statements of RiverSource Variable Life Separate Account included in Post-Effective Amendment No. 22 to the Registration Statement (Form N-6, No. 33-62457) for the registration of the RiverSource(R) Variable Second-To-Die Life Insurance offered by RiverSource Life Insurance Company.

                                                 /s/ Ernst & Young LLP
Minneapolis, Minnesota
November 19, 2007